UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): August 19, 2005

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 19, 2005, HearUSA, Inc. (the “Company”) entered into a Purchase Agreement with fourteen accredited investors relating to the sale and issuance of up to $5.5 million of 7% Subordinated Notes and warrants to purchase up to 1,499,960 shares of the Company’s common stock, $0.10 par value per share. The Company closed on the private placement on August 22, 2005. The private placement was conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company intends to use the net proceeds of this placement to redeem all of the Company’s 1998-E Series Convertible Preferred Stock. A copy of the press release announcing the closing of the transaction is furnished as Exhibit 99.1 to this Form 8-K.
The 7% Subordinated Notes have a three-year term and will be amortized quarterly over the three-year period. The Company prepaid the first four months of interest effective on the closing date. Quarterly interest and principal payments will commence in January of 2006. In addition, beginning on the fourth month after issuance of the notes, and continuing each quarter thereafter, the Company will redeem in cash 8% of the original principal amount at 102% of the redeemed amount.
Purchasers of the notes received five-year warrants to purchase common stock of the Company at an exercise price of $2.00 per share. The closing price of the Company’s common stock on August 19, 2005 was $1.63. The purchasers have agreed that if the notes are paid in full on or before December 31, 2005, they will forfeit 25% of the warrants issued at the closing. There is no prepayment penalty in the notes.
In connection with the placement, on August 22, 2005, the Company also entered into a Registration Rights Agreement with the purchasers. The Company has agreed to file a resale registration statement on Form S-3 covering the shares of common stock underlying the warrants. The Company is obligated to cause the registration statement to become effective within 90 days of the closing, or 180 days in the event the registration statement is reviewed by the Securities and Exchange Commission. In the event the Company defaults on its obligations under the Registration Rights Agreement, it will be required to pay liquidated damages of 1% of the face value of the notes per month until the default is cured.
C.E. Unterberg, Towbin, LLC, served as the Company’s exclusive placement agent with respect to this placement. The Company paid to C.E. Unterberg, Towbin a cash fee equal to 6% of the proceeds raised at the time of the placement and a warrant to purchase 55,000 shares of the Company’s common stock on the same terms and conditions as the warrants issued to the purchasers of the notes.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required to be disclosed hereunder in respect of the Company’s newly issued 7% Subordinated Notes is set forth in response to Item 1.01 above and is incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.
The information required to be disclosed hereunder in respect of the Company’s warrants issued to the purchasers of the Notes is set forth in response to Item 1.01 above and is incorporated hereby by this reference.
Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1 Press Release issued August 22, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)
Date: August 23, 2005	By:	/s/ Stephen J. Hansbrough
		Name:	Stephen J. Hansbrough
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued August 22, 2005.